    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 29, 1999
                                                      Registration No. 333-64723
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                   ----------

                                AMENDMENT NO. 2

                                       to
                                    FORM S-3
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                                   ----------
                          AMERICAN REALTY TRUST, INC.
             (Exact name of Registrant as specified in its Charter)

            GEORGIA                                              54-0697989
(State or other jurisdiction of                               (I.R.S. Employer
 incorporation or organization)                             Identification No.)

                         10670 NORTH CENTRAL EXPRESSWAY
                                    SUITE 300
                               DALLAS, TEXAS 75231
                                 (214) 692-4700
          (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

                                   ----------

                                ROBERT A. WALDMAN
                           AMERICAN REALTY TRUST, INC.
                         10670 NORTH CENTRAL EXPRESSWAY
                                    SUITE 300
                               DALLAS, TEXAS 75231
                                 (214) 692-4700
                (Name, address, including zip code, and telephone
               number, including area code, of agent for service)

                                   ----------

      The Commission is requested to send copies of all communications to:

  THOMAS R. POPPLEWELL                                  ROBERT A. WALDMAN
 Andrews & Kurth L.L.P.                            American Realty Trust, Inc.
    1717 Main Street                             10670 North Central Expressway
       Suite 3700                                           Suite 300
  Dallas, Texas  75201                                Dallas, Texas  75231
     (214) 659-4480                                      (214) 692-4700

    Approximate date of commencement of proposed sale to the public: FROM TIME TO TIME AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT PURSUANT TO RULE 415.

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or reinvestment plans, please check the following box. [X]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


                         CALCULATION OF REGISTRATION FEE

==========================================================================================================================
                                                                                        PROPOSED MAXIMUM
                TITLE OF EACH CLASS                                      PROPOSED           AGGREGATE         AMOUNT OF
                OF SECURITIES TO BE                   AMOUNT TO BE   MAXIMUM OFFERING       OFFERING        REGISTRATION
                     REGISTERED                        REGISTERED    PRICE PER UNIT(1)      PRICE(1)           FEE(3)
--------------------------------------------------------------------------------------------------------------------------
Preferred Stock, $2.00 par value  . . . . . . . . .  355,655 Shares       $10.00           $3,556,550         $1,049.18
--------------------------------------------------------------------------------------------------------------------------
Common Stock, $0.01 par value . . . . . . . . . . .       (2)
--------------------------------------------------------------------------------------------------------------------------


(1) Estimated solely for the purpose of computing the registration fee.
(2) The number of shares of Common Stock of the Registrant to be registered is such currently indeterminate number of shares of Common Stock as may be required for issuance upon conversion of the Preferred Stock being registered hereunder. Such shares of Common Stock will, if issued, be issued for no additional consideration and therefore no registration fee is required.
(3) The Registrant has previously paid the $1,049.18 registration fee in connection with this filing.
================================================================================

    The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.


                  SUBJECT TO COMPLETION; DATED JANUARY 29, 1999



                                 355,655 SHARES

                           AMERICAN REALTY TRUST, INC.

                 SERIES F CUMULATIVE CONVERTIBLE PREFERRED STOCK
                                  COMMON STOCK
                                   ----------
   This Prospectus, as appropriately amended or supplemented, may be used from time to time principally by Henry W. Simon ("Simon"), John A. Doyle ("Doyle"), The Richard and Betty Green Family Trust (the "Green Trust"), Lend Lease Portfolio Management, Inc. ("LLPM"), Summit Venture, L.P. ("Summit"), and Sutter Opportunity Fund, LLC ("Sutter", and together with Simon, Doyle, the Trust, LLPM and Summit, the "Selling Security Holders") who have received shares of Series F Cumulative Convertible Preferred Stock, par value $2.00 per share and a stated liquidation value ("Liquidation Value") of $10.00 per share (individually, an "ART Preferred Share" and collectively the "ART Preferred Shares"), of American Realty Trust, Inc. ("ART") and who wish to offer and sell such ART Preferred Shares in transactions in which they and any broker-dealer through whom such shares are sold may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), as more fully described herein. Simon, Doyle and the Green Trust received their ART Preferred Shares as consideration for ART's acquisition of their respective shares of stock in Garden Capital, Inc., Garden Capital Management, Inc. and Garden Capital Realty, Inc. pursuant to a merger transaction. LLPM, Summit and Sutter received their ART Preferred Shares as consideration for ART's acquisition of their respective shares of beneficial interest of EQK Realty Investors I pursuant to a merger transaction. ART will not receive any of the proceeds from any such sales. Any commissions paid or concessions allowed to any broker-dealer, and, if any broker-dealer purchases such shares as principal, any profits received on the resale of such shares, may be deemed to be underwriting discounts and commissions under the Securities Act. Printing, certain legal and accounting, filing and other similar expenses of this offering will be paid by ART. The Selling Security Holders will generally bear all other expenses of this offering, including brokerage fees and any underwriting discounts or commissions.

   This Prospectus relates only to the resale of ART Preferred Shares by the Selling Shareholders but also describes the shares of ART's common stock, par value $0.01 per share (the "ART Common Shares") issuable upon conversion of the ART Preferred Shares, as described herein.


   As of December 31, 1998 there were 3,350,000 ART Preferred Shares outstanding, [_____ of which are registered and available for unrestricted trading on the New York Stock Exchange ("NYSE"). The ART Preferred Shares offered hereby have been approved for trading on the NYSE. On _______, the closing price of the ART Preferred Shares on the NYSE was $____ per share as published in The Wall Street Journal on ________.]


   ART has filed a registration statement on Form S-3 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with the Securities and Exchange Commission (the "Commission") covering up to 355,655 ART Preferred Shares and the ART Common Shares issuable on conversion thereof. This Prospectus constitutes the Prospectus of ART filed as part of the Registration Statement with respect to such ART Preferred Shares and ART Common Shares.

   SEE "RISK FACTORS" BEGINNING ON PAGE 4 FOR A DISCUSSION OF MATERIAL RISKS THAT SHOULD BE CONSIDERED CAREFULLY BY PROSPECTIVE INVESTORS IN THE ART PREFERRED SHARES OFFERED HEREBY.

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
       EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
                COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY
                 OF THIS PROSPECTUS.  ANY REPRESENTATION TO THE
                        CONTRARY IS A CRIMINAL OFFENSE.



                THE DATE OF THIS PROSPECTUS IS JANUARY 29, 1999.

   CERTAIN STATEMENTS UNDER CAPTION "RISK FACTORS" CONSTITUTE "FORWARD-LOOKING STATEMENTS" WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 (THE "REFORM ACT"). SUCH FORWARD-LOOKING STATEMENTS INVOLVE KNOWN AND UNKNOWN RISKS, UNCERTAINTIES AND OTHER FACTORS WHICH MAY CAUSE THE ACTUAL RESULTS, PERFORMANCE OR ACHIEVEMENTS OF ART TO BE MATERIALLY DIFFERENT FROM ANY FUTURE RESULTS, PERFORMANCE OR ACHIEVEMENTS EXPRESSED OR IMPLIED BY SUCH FORWARD- LOOKING STATEMENTS. SUCH FACTORS INCLUDE, AMONG OTHERS, THE FOLLOWING:
GENERAL ECONOMIC AND BUSINESS CONDITIONS, WHICH WILL, AMONG OTHER THINGS, AFFECT THE SUPPLY AND DEMAND FOR COMMERCIAL REAL ESTATE, AVAILABILITY AND CREDIT WORTHINESS OF PROSPECTIVE TENANTS, LEASE RATES AND THE AVAILABILITY OF FINANCING; ADVERSE CHANGES IN THE REAL ESTATE MARKETS INCLUDING, AMONG OTHER THINGS, COMPETITION WITH OTHER COMPANIES, RISKS ASSOCIATED WITH REAL ESTATE ACQUISITIONS; GOVERNMENTAL ACTIONS AND INITIATIVES; ENVIRONMENTAL/SAFETY REQUIREMENTS; AND OTHER CHANGES AND FACTORS REFERENCED IN THIS PROSPECTUS AND THE DOCUMENTS INCORPORATED HEREIN BY REFERENCE. WITH RESPECT TO ART, SUCH FACTORS MAY ALSO INCLUDE: DIFFICULTY OF LOCATING SUITABLE REAL ESTATE INVESTMENTS; ILLIQUIDITY OF REAL ESTATE INVESTMENTS; RISKS REGARDING THE ASSETS OR OTHER PROPERTIES OWNED OR CONTROLLED BY ART; LIMITED CONTROL OF ENTITIES IN WHICH INVESTMENTS ARE MADE; AND RISKS OF INVESTMENTS IN ART PREFERRED SHARES, INCLUDING THE INABILITY TO ENFORCE REMEDIES. SEE "RISK FACTORS" HEREIN.

                                   ----------

                             AVAILABLE INFORMATION

   ART is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and, in accordance therewith, file reports and other information with the Securities and Exchange Commission (the "Commission"). Reports and proxy and information statements filed by ART with the Commission pursuant to the informational requirements of the Exchange Act may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following regional offices of the Commission: New York Regional Office, 7 World Trade Center, 13th Floor, New York, New York 10048; and Chicago Regional Office, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material may be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The Commission maintains a Web site that contains reports, proxy and information statements and other information regarding registrants, including ART, that file electronically with the Commission. The address of such Web site is "http://www.sec.gov". In addition, reports, proxy statements and other information concerning ART (symbol: "ARB") can be inspected and copied at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005- 2601, on which the ART Common Shares and the ART Preferred Shares are currently listed.

   ART has filed the Registration Statement with the Commission under the Securities Act with respect to the ART Preferred Shares and the ART Common
Shares.   This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information with respect to ART, the ART Preferred Shares and the ART Common Shares, reference is made to the Registration Statement and to the exhibits thereto and the documents incorporated by reference herein. Statements contained herein concerning the provisions of certain documents are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the Commission. Each such statement is qualified in its entirety by such reference. The Registration Statement and the exhibits thereto may be inspected without charge at the office of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, and copies thereof may be obtained from the Commission upon payment of the prescribed fees.

   No person has been authorized to give any information or make any representation other than those set forth or incorporated by reference herein and, if given or made, such information must not be relied upon as having been authorized by ART or any of its affiliates. This Prospectus does not constitute an offer to, or a solicitation of, any person in any jurisdiction in which such offer or solicitation is unlawful.

               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

   This Prospectus incorporates by reference documents not presented herein or delivered herewith. ART will provide without charge to each person to whom a copy of this Prospectus is delivered, upon the written or oral request of any such person, a copy of any document described below (other than exhibits). Requests for such copies should be directed to American Realty Trust, Inc., 10670 North Central Expressway, Suite 300, Dallas, Texas 75231, Attention: Investor Relations, telephone number: (214) 692-4700.

   The following documents, heretofore filed by ART with the Commission pursuant to the Exchange Act, are hereby incorporated by reference, except as superseded or modified herein:


   1. ART's Annual Report on Form 10-K for the fiscal year ended December 31, 1997, as filed with the Commission on March 30, 1998, as amended by ART's Annual Report on Form 10-K/A, as filed with the Commission on November 24, 1998, as further amended by ART's Annual Report on Form 10-K/A Amendment No. 1, as filed with the Commission on January 26, 1999.

   2. ART's Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 1998, as filed with the Commission on May 14, 1998, as amended by ART's Quarterly Report on Form 10-Q/A, as filed with the Commission on November 24, 1998, as further amended by ART's Quarterly Report on Form 10-Q/A Amendment No. 1, as filed with the Commission on January 26, 1999.

   3. ART's Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 1998, as filed with the Commission on August 14, 1998, as amended by ART's Quarterly Report on Form 10-Q/A, as filed with the Commission on November 24, 1998, as further amended by ART's Quarterly Report on Form 10-Q/A Amendment No. 1, as filed with the Commission on January 26, 1999.

   4. ART's Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 1998, as filed with the Commission on November 16, 1998, as amended by ART's Quarterly Report on Form 10-Q/A, as filed with the Commission on January 26, 1999.


   5. ART's Current Report on Form 8-K dated May 1, 1998, as filed with the Commission on June 25, 1998, as amended by ART's Current Report on Form 8-KA, as filed with the Commission on July 16, 1998.

   6. The Annual Report on Form 10-K for Continental Mortgage and Equity Trust ("CMET") for the year ended December 31, 1997, as filed with the Commission on March 20, 1998.

   7. CMET's Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 1998, as filed with the Commission on May 14, 1998.

   8. CMET's Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 1998, as filed with the Commission on August 11, 1998.

   9. CMET's Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 1998, as filed with the Commission on November 12, 1998.

   10. CMET's Current Report on Form 8-K dated April 3, 1998, as filed with the Commission on June 25, 1998.

   11. CMET's Current Report on Form 8-K dated September 1, 1998, as filed with the Commission on September 28, 1998.

   12. The Annual Report on Form 10-K for Income Opportunity Realty Investors, Inc. ("IORI") for the year ended December 31, 1997, as filed with the Commission on March 20, 1998.

   13. IORI's Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 1998, as filed with the Commission on May 4, 1998.

   14. IORI's Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 1998, as filed with the Commission on August 5, 1998.

   15. IORI's Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 1998, as filed with the Commission on November 9, 1998.

   16. IORI's Current Report on Form 8-K dated November 19, 1997, as filed with the Commission on December 3, 1997, as amended by IORI's Current Report on Form 8-K/A, as filed with the Commission on January 14, 1998, and as further amended by IORI's Current Report on Form 8-K/A, as filed with the Commission on August 5, 1998.

   17. IORI's Current Report on Form 8-K dated December 30, 1997, as filed with the Commission on January 9, 1998.

   18. The Annual Report on Form 10-K for Transcontinental Realty Investors, Inc. ("TCI") for the year ended December 31, 1997, as filed with the Commission on March 20, 1998, as amended by TCI's Annual Report on Form 10-K/A, as filed with the Commission on January 27, 1999.

   19. TCI's Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 1998, as filed with the Commission on May 4, 1998, as amended by TCI's Quarterly Report on Form 10-Q/A, as filed with the Commission on January 27, 1999.

   20. TCI's Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 1998, as filed with the Commission on August 5, 1998, as amended by TCI's Quarterly Report on Form 10-Q/A, as filed with the Commission on January 27, 1999.

   21. TCI's Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 1998, as filed with the Commission on November 12, 1998, as amended by TCI's Quarterly Report on Form 10-Q/A, as filed with the Commission on January 27, 1999.

   22. TCI's Current Report on Form 8-K dated December 22, 1997, as filed with the Commission on January 9, 1998, as amended by TCI's Current Report on Form 8-K/A, as filed with the Commission on June 29, 1998.

   23. TCI's Current Report on Form 8-K dated May 29, 1998, as filed with the Commission on July 2, 1998, as amended by TCI's Current Report on Form 8-K/A, as filed with the Commission on September 23, 1998.

   24. TCI's Current Report on Form 8-K dated June 26, 1998, as filed with the Commission on July 21, 1998, as amended by TCI's Current Report on Form 8-K/A, as filed with the Commission on October 16, 1998.

   25. TCI's Current Report on Form 8-K dated September 21, 1998, as filed with the Commission on September 28, 1998.

   26. TCI's Current Report on Form 8-K dated October 20, 1998, as filed with the Commission on December 4, 1998, as amended by TCI's Current Report on Form 8-K/A, as filed with the Commission on January 27, 1999.

   27. The Annual Report on Form 10-K for National Realty, L.P. ("NRLP") for the year ended December 31, 1997, as filed with the Commission on March 26, 1998, as amended by NRLP's Annual Report on Form 10-K/A, as filed with the Commission on November 24, 1998, as further amended by NRLP's Annual Report on Form 10-K/A Amendment No. 1, as filed with the Commission on January 25, 1999.

   28. NRLP's Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 1998, as filed with the Commission May 14, 1998, as amended by NRLP's Quarterly Report on Form 10-Q/A, as filed with the Commission on January 25, 1999.

   29. NRLP's Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 1998, as filed with the Commission on August 14, 1998, as amended by NRLP's Quarterly Report on Form 10-Q/A, as filed with the Commission on January 25, 1999.

   30. NRLP's Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 1998, as filed with the Commission on November 16, 1998, as amended by NRLP's Quarterly Report on Form 10-Q/A, as filed with the Commission on January 25, 1999.

   31. The description of the Common Stock contained in ART's Registration Statement under Section 12 of the Exchange Act and all amendments and reports filed for the purpose of updating that description.

   32. ART's Amendment No. 3 to the Registration Statement on Form S-4, as filed with the Commission on December 2, 1998, and all amendments and reports filed with the Commission in respect thereof.


   Each document filed by ART subsequent to the date of this Prospectus pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act and prior to termination of the offering of all securities to which this Prospectus relates shall be deemed to be incorporated by reference in this Prospectus and shall be part hereof from the date of filing of such document.

   Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement herein or in any other subsequently filed document that is also incorporated or deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus. Subject to the foregoing, all information appearing in this Prospectus is qualified in its entirety by the information appearing in the documents incorporated herein by reference.

                                SUMMARY OF TERMS

     The following summary is qualified in its entirety by reference to the detailed information appearing elsewhere herein or in the documents incorporated herein by reference. Certain capitalized terms used herein may be defined elsewhere in this Prospectus. Capitalized terms that are used but not defined herein, will have the meanings assigned to such terms in this Prospectus.

GENERAL

     This Prospectus relates to the sale of ART Preferred Shares by Selling Security Holders who have received ART Preferred Shares in connection with acquisitions by ART of securities or assets held by such persons or their transferees and who wish to offer and sell such ART Preferred Shares in transactions in which they and any broker-dealer through whom such shares are sold may be deemed to be "underwriters" within the meaning of the Securities Act.

DESCRIPTION OF ART

    ART, a Georgia corporation, is the successor to a District of Columbia business trust organized pursuant to a declaration of trust dated July 14, 1961. The business trust merged into ART on June 24, 1988. ART elected to be treated as a real estate investment trust ("REIT") under Sections 856 through 860 of the Internal Revenue Code of 1986, as amended (the "Code"), during the period from June 1, 1989 through December 31, 1990. ART allowed its REIT status to lapse in 1991.

    ART's principal offices are located at 10670 North Central Expressway, Suite 300, Dallas, Texas 75231. ART's telephone number is (214) 692-4700. See "Description of ART."

BUSINESS OF ART

    ART's primary business is investing in equity interests in real estate (including equity securities of real estate- related entities), leases, joint venture development projects and partnerships and financing real estate and real estate activities through investments in mortgage loans, including first, wraparound and junior mortgage loans. ART has invested in private and open market purchases in the equity securities of Continental Mortgage and Equity Trust ("CMET"), Income Opportunity Realty Investors, Inc. ("IORI"), Transcontinental Realty Investors, Inc. ("TCI") and National Realty, L.P. ("NRLP"), each, an affiliate of ART.

    ART's board of directors (the "ART Board") has broad authority under ART's governing documents to make all types of real estate investments, including mortgage loans and equity real estate investments, as well as investments in the securities of other entities, whether or not such entities are engaged in real estate related activities.

    Although the ART Board is directly responsible for managing ART's affairs and for setting the policies which guide it, the day-to-day operations of ART are performed by Basic Capital Management, Inc. ("BCM"). BCM is a contractual advisor under the supervision of the ART Board. The duties of BCM include, among other things, locating, investigating, evaluating and recommending real estate and mortgage note investment and sales opportunities, as well as financing and refinancing sources for ART. BCM also serves as a consultant in connection with ART's business plan and investment policy decisions made by the ART Board.

    ART's business is not seasonal. ART has decided to pursue a balanced investment policy, seeking both current income and capital appreciation. ART's plan of operation is to continue, to the extent its liquidity permits, to make equity investments in lower risk real estate such as apartment complexes and residential development projects or equity securities of real estate-related entities and to continue to service and hold for investment mortgage loans.
ART also intends to pursue higher risk, higher reward investments, such as undeveloped land where it can obtain financing of a significant portion of a property's purchase price. In addition, ART will continue to seek selected dispositions of certain of its assets where the prices obtainable for such assets justify their disposition and will pursue its rights vigorously with respect to mortgage notes receivable that are in default. For a detailed description of ART's business, see "The Business of ART."

NEW YORK STOCK EXCHANGE LISTING OF ART PREFERRED SHARES


    As of December 31, 1998 there were 3,350,000 ART Preferred Shares outstanding,[ _____ of which are registered and available for unrestricted trading on the NYSE. The ART Preferred Shares offered hereby have been approved for trading on the NYSE. On _______, the closing price of the ART Preferred Shares on the NYSE was $____ per share as published in The Wall Street Journal on ________.]

DESCRIPTION OF ART PREFERRED SHARES

    The ART Board has designated and authorized the issuance of 15,000,000 ART Preferred Shares with a par value of $2.00 per share and a preference on liquidation equal to the Liquidation Value ($10.00 per share) plus the amount of any accrued and unpaid dividends. The Liquidation Value plus such amount is referred to as the "Adjusted Liquidation Value." The ART Preferred Shares are non-voting except (i) as provided by law, (ii) with respect to an amendment to ART's articles of incorporation or bylaws that would materially alter or change the existing terms of the ART Preferred Shares, and (iii) at any time or times when all or any portion of the dividends on the ART Preferred Shares for any six quarterly dividends, whether or not consecutive, shall be in arrears and unpaid. In the latter event, the number of directors constituting the ART Board shall be increased by two and the holders of ART Preferred Shares, voting separately as a class, shall be entitled to elect two directors to fill such newly created directorships with each holder being entitled to one vote in such election for each share of ART Preferred Shares held. ART is not obligated to maintain a sinking fund with respect to the ART Preferred Shares.

    The ART Preferred Shares are convertible, at the option of the holder, into fully paid and nonassessable ART Common Shares at any time and from time to time, in whole or in part, after the earliest to occur of (i) the August 15, 2003; (ii) the first business day, if any, occurring after a Quarterly Dividend Payment Date (as defined below) on which dividends equal to or in excess of 5% of the Liquidation Value (i.e., $0.50 per ART Preferred Share) are accrued and unpaid, or (iii) ART becomes obligated to mail a statement, signed by an officer of ART, to the holders of record of each of the ART Preferred Shares because of a proposal by ART, to merge or consolidate with or into any other corporation (unless ART is the surviving entity and holders of ART Common Shares continue to hold such ART Common Shares without modification and without receipt of any additional consideration), or to sell, lease, or convey all or substantially all its property or business, or to liquidate, dissolve or wind up. The ART Preferred Shares are convertible into that number of shares of ART Common Shares obtained by multiplying the number of ART Preferred Shares being converted by $10.00, then adding all accrued and unpaid dividends, then dividing such sum by (in most instances) 90% of the simple average of the daily closing price of the ART Common Shares for the 20 business days ending on the last business day of the calendar week immediately preceding the date of conversion on the principal stock exchange on which such ART Common Shares are then listed (the "Conversion Price"). Notwithstanding the foregoing, ART, at its option, may elect to redeem any ART Preferred Shares sought to be so converted by paying the holder of such ART Preferred Shares cash in an amount equal to the Conversion Price.


    The ART Preferred Shares bear a cumulative, compounded dividend per share equal to 10% per annum of the Accumulated Liquidation Value, payable quarterly on the 15th day of the month following the end of each calendar quarter (each, a "Quarterly Dividend Payment Date"), and commencing accrual on the date of issuance to and including the date on which the redemption price of such shares is paid, whether or not such dividends have been declared and whether or not there are profits, surplus or other funds of ART legally available for the payment of such dividends. Dividends on the ART Preferred Shares are in preference to and with priority over dividends upon the ART Common Shares. Except as described in the following sentence, the ART Preferred Shares rank on a parity as to dividends and upon liquidation, dissolution or winding up with all other Special Stock (as defined herein under "Description of Capital Stock
of ART")  issued by ART.   ART will not issue any shares of Special Stock of
any series which are superior to the ART Preferred Shares as to dividends or rights upon liquidation, dissolution or winding up of the corporation as long as any ART Preferred Shares are issued and outstanding, without the prior written consent of the holders of at least 66 2/3% of such ART Preferred Shares then outstanding voting separately as a class. As of November 16, 1998, ART had outstanding 3,350,000 ART Preferred Shares, 16,681 shares of Series C 10% Cumulative Preferred Stock, and 1,000 shares of Series G 10% Cumulative Convertible Preferred Stock.


    ART may redeem any or all of the ART Preferred Shares at any time and from time to time, at its option, for cash upon no less than 20 days nor more than 30 days prior notice thereof. The redemption price of ART Preferred Shares to be redeemed shall be an amount per share equal to (i) 104% of the Adjusted Liquidation Value of such shares during the period from August 16, 1998 through August 15, 1999; and (ii)103% of the Adjusted Liquidation Value of such shares at any time on or after August 16, 1999.

    There is no established trading market for the ART Preferred Shares. [While the ART Preferred Shares have been listed for trading on the NYSE, there can be no assurance that an active market for the ART Preferred Shares will develop or be sustained in the future on the NYSE or otherwise.] There is no assurance that the ART Preferred Shares will have a market value at or near their Adjusted Liquidation Value. See "Risk Factors -- ART Preferred Shares."

RESALE RESTRICTIONS; MARKET AND TRADING INFORMATION

    The ART Preferred Shares issued to LLPM may not be publicly offered or sold other than in compliance with Rule 145 promulgated under the Securities Act.

    Because the ART Preferred Shares are newly issued, there is not a public market for the ART Preferred Shares. [While the ART Preferred Shares have been listed for trading on the NYSE, there can be no assurance that the ART Preferred Shares will continue to be so listed or that an active market for the ART Preferred Shares will develop or be sustained in the future on such exchange. Continued listing of the ART Preferred Shares on the NYSE will depend upon the satisfaction of the NYSE's continued listing requirements with respect to the ART Preferred Shares. Accordingly, no assurance can be given as to the liquidity of, or trading for, the ART Preferred Shares. In addition, there is no assurance that the ART Preferred Shares will have a market value at or near their Liquidation Value.] See "Risk Factors -- ART Preferred Shares -- Possible Subsequent De-listing of the ART Preferred Shares" herein.

                                  RISK FACTORS

    Potential purchasers of the ART Preferred Shares should consider the following risk factors in connection with a determination of whether or not to purchase the ART Preferred Shares. These factors are intended to identify the significant sources of risk affecting an investment in the ART Preferred Shares.


ART PREFERRED SHARES

    Possible Subsequent De-listing of the ART Preferred Shares. As of November 16, there were 3,350,000 ART Preferred Shares issued and outstanding; however, there is currently no established public market for the ART Preferred Shares. [While the ART Preferred Shares have been listed for trading on the NYSE, there can be no assurance that an active market for the ART Preferred Shares will develop or be sustained in the future on such exchange. Continued listing of the ART Preferred Shares on the NYSE will also depend upon the satisfaction of the NYSE's listing requirements with respect to the ART Preferred Shares. Although the NYSE has not established any minimum numerical criteria for the listing of preferred stock, it has published certain numerical de-listing criteria therefor. Pursuant to such criteria, the NYSE will consider suspending or de-listing a series of preferred stock if the aggregate market value of publicly- held shares of such preferred stock is less than $2,000,000 and the number of publicly-held shares of such preferred stock is less than 100,000. The aggregate number and aggregate value of the ART Preferred Shares currently satisfy the NYSE listing requirements; however, since the ART Preferred Shares are subject to conversion or redemption as described herein under "Description of the Capital Stock of ART -- ART Preferred Shares," there can be no assurance that the ART Preferred Shares will continue to satisfy the NYSE's continued listing requirements. In addition, no assurance can be given as to the liquidity of, or trading for, the ART Preferred Shares. The trading price of ART Preferred Shares is likely to be below their Liquidation Value and there is no assurance as to the price at which the ART Preferred Shares will actually trade.]

    Reliance on ART Board to Declare Dividends on the ART Preferred Shares. Although dividends will accrue cumulatively on the ART Preferred Shares from the date of issuance, such dividends will not be paid unless and until they are declared by the ART Board. Holders of ART Preferred Shares will not have the authority to direct or compel the ART Board to declare dividends with respect
to the ART Preferred Shares.   The ART Preferred Shares are non-voting except
(i) as provided by law, (ii) with respect to an amendment to ART's articles of incorporation or bylaws that would materially alter or change the existing terms of the ART Preferred Shares, and (iii) at any time or times when all or any portion of the dividends on the ART Preferred Shares for any six quarterly dividends, whether or not consecutive, shall be in arrears and unpaid. In the latter event, the number of directors constituting the ART Board shall be increased by two and the holders of ART Preferred Shares, voting separately as a class, shall be entitled to elect two directors to fill such newly created directorships with each holder being entitled to one vote in such election for each share of ART Preferred Shares held.

    Risks Associated with Conversion Feature. The ART Preferred Shares are convertible into ART Common Shares as described herein under "Summary of Terms -- Description of ART Preferred Shares" and "Description of the Capital Stock of ART -- ART Preferred Shares." The Articles of Amendment of ART's Articles of Incorporation that authorize the ART Preferred Shares provide that a number of authorized ART Common Shares sufficient to provide for the conversion of the outstanding ART Preferred Shares as described herein shall at all times be reserved for such conversion. However, the number of ART Common Shares into which an ART Preferred Share is convertible is dependent upon the then-current market price of the ART Common Shares. Therefore, if at the time a holder of ART Preferred Shares seeks to convert such ART Preferred Shares, ART has failed to reserve a sufficient number of authorized ART Common Shares to effect such conversion and assuming that ART does not elect to redeem such ART Preferred Shares as described herein, such holder would be unable to effect such conversion. In addition to the ART Preferred Shares, ART has authorized and issued other preferred stock that may be converted from time to time into ART Common Shares. See "Description of the Capital Stock of ART." In the future, ART expects to authorize and issue additional preferred stock or other securities that may be converted from time to time into ART Common Shares. Certain of the preferred stock that has been authorized by ART (including the ART Preferred Shares) is, and securities that may be issued by ART in the future may be, convertible into a number of ART Common Shares calculated by reference to the price of ART Common Shares (i.e., the lower the price of the ART Common Shares, the higher the number of ART Common Shares to be received upon conversion of the applicable security). At any given time, a decrease in the price of ART Common Shares below a certain level could result in the number of authorized ART Common Shares being insufficient to provide for the conversion of all of ART's convertible securities, including the ART Preferred
Shares.   So long as management of ART and affiliates of ART own a majority of the ART Common Shares, management expects that ART will have the ability to increase the number of authorized ART Common Shares to a number sufficient to provide for the conversion of its convertible preferred stock. However, there can be no assurance that management and affiliates of ART will continue to own a majority of the ART Common Shares. The actual basis for calculating the number of ART Common Shares issuable upon conversion of ART's authorized preferred stock is described under "Description of the Capital Stock of ART."

    Possibility that an Active Trading Market Will Not Exist for the ART Common Shares when the ART Preferred Shares are Converted. In the event that ART Preferred Shares are converted into ART Common Shares, there can be no assurance as to the existence of an active trading market for the ART Common Shares at the time of such conversion or that the trading price of the ART Common Shares will not decline substantially after such conversion.

CORRELATION BETWEEN THE VALUE OF THE ART PREFERRED SHARES AND THE SUCCESS OF ART'S BUSINESS

    The value of the ART Preferred Shares at any given time will be substantially dependent upon the success of ART's business. Set forth below is a summary of potential risks relating to ART's business.

    Recent Operating History. ART has experienced net losses of $2,428,000, $5,554,000, $2,836,000, $2,426,000, and $4,427,000, respectively, for each of the fiscal years ended December 31, 1997, 1996, 1995, 1994 and 1993, and ART had an accumulated deficit at December 31, 1997 of $25,638,000. During the nine months ended September 30, 1998, ART reported net income of $2,100,000 and an accumulated deficit of $25,841,000 at September 30, 1998. During the nine months ended September 30, 1998, ART paid a cumulative dividend of $0.15 with respect to each ART Common Share. During 1997, ART paid a cumulative dividend of $0.20 with respect to each ART Common Share, and during 1996, ART paid a cumulative dividend of $0.15 with respect to each ART Common Share. From 1993 through 1995, ART paid no dividends in respect of the ART Common Shares. There can be no assurance that ART will be able to pay dividends in respect of the ART Preferred Shares or the ART Common Shares in the future.

    Changes in ART's Policies Without Stockholder Approval. The investment, financing, borrowing and distribution policies of ART and its policies with respect to all other activities, growth, debt, capitalization and operations, will be determined by the ART Board. Although it has no present intention to do so, the ART Board may amend or revise these policies at any time and from time to time at its discretion without a vote of the stockholders of ART. A change in these policies could adversely affect the market price of the ART Preferred Shares or the ART Common Shares. See "The Business of ART."

    Investments in Real Property. Real property investments are subject to varying degrees of risk and are relatively illiquid. Income from real property investments and ART's resulting ability to pay dividends to its shareholders may be adversely affected by a number of factors, including general economic climate and local real estate conditions (such as oversupply of or reduced demand for space and changes in market rental rates); the perceptions of prospective tenants of the safety, convenience and attractiveness of ART's properties; the ability of ART or the owner of such properties to provide adequate management, maintenance and insurance; energy and supply shortages; the ability to collect on a timely basis all rent from tenants and interest from borrowers; the expense of periodically renovating, repairing and reletting spaces; and increasing operating costs (including real estate taxes and utilities) which may not be passed through to tenants. Certain significant expenditures associated with investments in real estate (such as mortgage payments, real estate taxes, insurance and maintenance costs) are generally not reduced when circumstances cause a reduction in rental revenues from the investment. If a property of ART is mortgaged to secure the payment of indebtedness and if ART or an entity in which ART invests or to which it lends is unable to meet its mortgage payments, a loss could be sustained as a result of foreclosure on the property or the exercise of other remedies by the mortgagee. Real estate values and income from properties are also affected by such factors as compliance with laws, including tax laws, interest rate levels and the availability of financing.

    Nature of Investments Made by ART May Involve High Risk; Illiquidity of Real Estate Investments. ART may make investments in real estate-related assets and businesses which have experienced severe financial difficulties, which difficulties may never be overcome. Since such investments may involve a high degree of risk, poor performance by any such investments could severely affect the financial condition and results of operations of ART.

    The illiquid nature of ART's real estate investments may limit the ability of ART to modify its portfolio in response to changes in economic or other conditions. Such illiquidity may result from the absence of an established market for ART's investments as well as legal or contractual restrictions on their resale by ART.

    Difficulty of Locating Suitable Investments; Competition. Identifying, completing and realizing on real estate investments has from time to time been highly competitive, and involves a high degree of uncertainty. ART competes for investments with many public and private real estate investment vehicles, including financial institutions (such as mortgage banks, pension funds and real estate investment trusts) and other institutional investors, as well as individuals. There can be no assurance that ART will continue to be able to locate and complete investments which satisfy ART's objectives or realize upon their value or that it will be able to fully invest its available capital.

    Many of those with whom ART competes for investments and its services are far larger than ART, may have greater financial resources than ART and may have management personnel with more experience than the officers of ART.

    General Investment Risks Associated With Acquisition Activities.   From
time to time, ART will acquire existing properties to the extent that they can be acquired on advantageous terms and meet ART's investment criteria. Acquisitions of properties entail general investment risks associated with any real estate investment, including the risk that investments will fail to perform as expected, that estimates of the cost of improvements to bring an acquired property up to standards established for the intended market position may prove inaccurate and the occupancy rates and rents achieved may be less than anticipated.

    Dependence on Rental Income from Real Property. ART's cash flow, results of operations and value of its assets would be adversely affected if a significant number of tenants of ART's properties failed to meet their lease obligations or if ART or the owner of a property in which ART has an interest were unable to lease a significant amount of space on economically favorable terms. In the event of a default by a lessee, the owner may experience delays in enforcing its rights as lessor and may incur substantial costs in protecting its investment. The bankruptcy or insolvency of a major tenant may have an adverse effect on a property. At any time, a tenant may also seek protection under the bankruptcy laws, which could result in rejection and termination of such tenant's lease and thereby cause a reduction in the cash flow of the property. If a tenant rejects its lease, the owner's claim for breach of the lease would (absent collateral securing the claim) be treated as a general unsecured claim. Generally, the amount of the claim would be capped at the amount owed for unpaid pre-petition lease payments unrelated to the rejection, plus the greater of one year's lease payments or 15% of the remaining lease payments payable under the lease (but not to exceed the amount of three years' lease payments). No assurance can be given that the properties in which ART has an interest will not experience significant tenant defaults in the future.

    Properties that Serve as Collateral for ART's Mortgage Notes Receivable. A substantial portion of ART's assets have been invested in mortgage notes receivable, principally those secured by income producing real estate. The income producing real estate properties have included apartment complexes, hotels, office buildings and shopping centers. Those properties are located in the Mountain, Southeast and Southwest regions of the United States. Certain geographic regions of the United States from time to time will experience weaker regional economic conditions and housing markets, and, consequently, will experience higher rates of loss and delinquency on mortgage loans generally. Any concentration of loan assets in such a region may present risk considerations in addition to those generally present for similar mortgage-backed or asset-backed securities without such concentration.

    Market values of apartment complexes can be affected significantly by the supply and demand in the geographic market for such properties securing the loan and, therefore, may be subject to adverse economic conditions. Market values on apartment complexes may vary as a result of economic events or governmental regulations outside the control of the borrower or lender. Governmental regulations such as rent control laws may impact the future cash flow of the apartment complex.

    Like any income producing property, the income generated by a hotel property is subject to several factors such as local, regional and national economic conditions and competition. However, because such income is primarily generated by room occupancy and such occupancy is usually for short periods of time, the level of such income may respond more quickly to conditions such as those described above. Such sensitivity to competition may require more frequent improvements and renovations than other properties. To the extent a hotel is affiliated to, or associated with, a regional, national, or international chain, changes in the public perception of such chain may have an impact on the income generated by the related property. The hotel industry is also generally seasonal. This will result in fluctuation in the income generated by hotel properties.

    The market value of properties such as office buildings and shopping centers are subject to risks that, upon expiration, leases for space in the office buildings and shopping centers may not be renewed, the space may not be re-leased, or the terms of renewal or re-lease (including the cost of required renovations or concessions to tenants) may be less favorable than current lease terms.

    Operating Risks of ART's Properties. The properties in which ART has an interest are subject to operating risks common to the particular property type, any and all of which may adversely affect occupancy or rental rates. Such properties are subject to increases in operating expenses such as cleaning; electricity; heating, ventilation and air- conditioning; elevator repair and maintenance; insurance and administrative costs; and other general costs associated with security, landscaping, repairs and maintenance. While commercial tenants are often obligated to pay a portion of these escalating costs, there can be no assurance that they will agree to pay such costs or that the portion that they agree to pay will fully cover such costs. If operating expenses increase, the local rental market may limit the extent to which rents may be increased to meet increased expenses without decreasing occupancy rates. To the extent rents cannot be increased or costs controlled, the cash flow of ART and its financial condition may be adversely affected.

    Possible Inability to Meet Payments on Debt Financing. ART's debt-to-equity ratio, inclusive of margin debt, was 4.97 to 1 as of December 31, 1997, and 6.60 to 1 as of September 30, 1998. Under certain circumstances, ART's cash flow may be insufficient to meet required payments of principal, interest on its debt and dividend distributions. If a property is mortgaged to secure payment of indebtedness and ART is unable to meet mortgage payments, the lender could foreclose upon the property, appoint a receiver and receive an assignment of rents and leases or pursue other remedies, all with a consequent loss of income and asset value to ART. If ART defaults on secured indebtedness, the lender may foreclose and ART could lose its entire investment in the security for such loan. Because ART may engage in portfolio financings where several investments are cross-collateralized, multiple investments may be subject to the risk of loss. As a result, ART could lose its interests in performing investments in the event such investments are cross- collateralized with poorly performing or nonperforming investments. In addition, recourse debt may subject other assets of ART to risk of loss. Any such losses would adversely affect ART's ability to make distributions in respect of the ART Preferred Shares. Distributions in respect of the ART Preferred Shares will be subordinate in right of payment to ART's debt obligations which, as of September 30, 1998, have an aggregate outstanding principal balance of approximately $426.3 million. Substantially all of ART's mortgage notes receivable, real estate, equity security holdings in CMET, IORI, TCI and NRLP and its trading portfolio of equity securities has been pledged to secure ART's outstanding indebtedness. Such borrowings increase ART's risk of loss because they represent a prior claim on ART's assets and require fixed payments regardless of profitability. If ART defaults on such secured indebtedness, the lender may foreclose on ART's assets securing such indebtedness, and ART could lose its investment in the pledged assets.

    Possible Inability to Refinance Existing Indebtedness.   ART may not be
able to refinance existing indebtedness or the terms of such refinancing may not be as favorable as the terms of current indebtedness and ART may not be able to finance necessary capital expenditures for renovations and other improvements on favorable terms or at all. If ART were unable to refinance its indebtedness on acceptable terms, or at all, ART might be forced to dispose of one or more of its properties on disadvantageous terms, which might result in losses to ART and might adversely affect the cash available for distributions
to its shareholders.   If interest rates or other factors at the time of the
refinancing result in higher interest rates upon refinancing, ART's interest expense would increase, which would affect ART's ability to make distributions to its shareholders. Substantially all of ART's real estate equity investments utilize a leveraged capital structure, in which case a third party lender would be entitled to cash flow generated by such investments prior to ART receiving a return. As a result of such leverage, in addition to the risks described above, ART would be subject to the risk that existing debt (which in most cases will not have been fully amortized at maturity) will not be able to be refinanced or that the terms of such refinancings will not be as favorable to ART and the risk that necessary capital expenditures for such purposes as renovations and other improvements will not be able to be financed on favorable terms or at all. While such leverage may increase returns or the funds available for investment by ART, it also will increase the risk of loss on a leveraged investment. The organizational documents of ART do not contain any limitation on the amount of indebtedness ART may incur. Accordingly, ART could become even more highly leveraged than it currently is, thus resulting in an increase in debt service that could increase the risk of default on ART's indebtedness.

    Existing Debt Maturities. As of December 31, 1997, approximately $89.0 million of ART's outstanding indebtedness became due within the next twelve months. ART had the option of extending the maturity dates with respect to $18.3 million of such amount to April and June 1999. In April 1998, ART paid off $5.0 million of such debt and refinanced the remaining $13.3 million with the same lender, increasing the loan's principal balance by $1.7 million, and extended the maturity date of such loan to April 2000. On an additional $19.5 million loan, the lender has extended such loan's maturity date to February 2000. In March 1998, ART made a $10.2 million paydown on this loan. In addition, through September 30, 1998, ART paid off a total of $29.5 million of the remainder of such maturing debt. ART anticipates that only a portion of the principal of its indebtedness outstanding from time to time will be repaid prior to maturity. ART may not have sufficient funds to repay such indebtedness at maturity; it may therefore be necessary for ART to refinance debt through additional debt financing or equity offerings. The lender on a loan with a principal balance of $20.7 million at September 30, 1998, has declared events of non-monetary default to have occurred and has demanded repayment of the amounts owed to it. If ART is unable to refinance any of the foregoing indebtedness on acceptable terms, ART may be forced to dispose of properties on disadvantageous terms, which could result in losses to ART and adversely affect the amount of cash available for further investment, to make payments on its outstanding indebtedness or to make distributions in respect of the ART Preferred Shares.

    Rising Interest Rates on Variable Rate Debt. As of September 30, 1998, approximately 15% and 85% of ART's indebtedness is subject to variable interest rates and fixed interest rates, respectively. ART may incur indebtedness in the future that also bears interest at a variable rate or may be required to refinance its debt at higher rates. Accordingly, increases in variable interest rates could increase ART's interest expense and adversely effect the financial condition and results of operations of ART. In the event that ART's financial condition and results of operations are adversely affected, the value of the ART Preferred Shares will likely decline.

    Covenants. Various debt obligations may require ART to comply with a number of customary financial and other covenants on an ongoing basis. Failure to comply with such covenants may limit ART's ability to borrow funds or may cause a default under its then-existing indebtedness. Various ART debt obligations contain specific covenants, which provide that if ART should be declared in default of any of its debt obligations, and such default is not cured in the time allowed, then the debt obligations containing such covenant would also be declared in default, as a result of which, among other consequences, all such debt would become due and payable.

    Lack of Control and Other Risks of Equity Investments in and with Third Parties. ART may invest in shares or other equity interests of real estate investment trusts or other entities that invest in real estate assets. In such cases, ART will be relying on the assets, investments and management of the real estate investment trust or other entity in which it is investing. Such entities and their properties will be subject to the other risks affecting the ownership and operation of real estate set forth herein.

    ART may also co-invest with third parties through partnerships, joint ventures or other entities, acquiring non- controlling interests in or sharing responsibility for managing the affairs of a property, partnership, joint venture or other entity and, therefore, will not be in a position to exercise sole decision-making authority regarding the property, partnership, joint venture or other entity.

    Investments in partnerships, joint ventures, or other entities may, under certain circumstances, involve risks which would not be present were a third party not involved, including the possibility that ART's partners or co-venturers might become bankrupt or otherwise fail to fund their share of required capital contributions, that such partners or co- venturers might at any time have economic or other business interests or goals which are inconsistent with the business interests or goals of ART, and that such partners or co-venturers may be in a position to take action contrary to the instructions or the requests of ART and contrary to ART's policies or objectives. Such investments may also have the potential risk of impasse on decisions, such as a sale, because neither ART nor the partner or co-venturer would have full control over the partnership or joint venture. Consequently, actions by such partner or co-venturer might result in subjecting properties owned by the partnership or joint venture to additional risk. In addition, ART may in certain circumstances be liable for the actions of its third-party partners or co-venturers.

    Investments in Non-Recourse Mortgage Loans. To the extent ART invests in mortgage loans, such mortgage loans may or may not be recourse obligations of the borrower and generally will not be insured or guaranteed by governmental agencies or otherwise. In the event of a default under such obligations, ART may have to foreclose its mortgage or protect its investment by acquiring title to a property and thereafter making substantial improvements or repairs in order to maximize the property's investment potential. Borrowers may contest enforcement of foreclosure or other remedies, seek bankruptcy protection against such enforcement and/or bring claims for lender liability in response to actions to enforce mortgage obligations. Relatively high "loan-to-value" ratios and declines in the value of the mortgaged property may prevent ART from realizing an amount equal to its mortgage loan upon foreclosure.

    ART may participate in loans originated by other financing institutions. As a participant, ART may not have the sole authority to declare a default under the mortgage or to control the management or disposition of the related property or any foreclosure proceedings in respect thereof.

    Any investments in junior mortgage loans which are subordinate to liens of senior mortgages would involve additional risks, including the lack of control over the collateral and any related foreclosure proceeding. In the event of a default on a senior mortgage, ART may make payments to prevent foreclosure on the senior mortgage without necessarily improving ART's position with respect to the subject real property. In such event, ART would be entitled to share in the proceeds only after satisfaction of the amounts due to the holder of the senior mortgage.

    Limitations on Remedies. Although ART will have certain contractual remedies upon the default by borrowers under certain debt instruments, such as foreclosing on the underlying real estate or collecting rents generated therefrom, certain legal requirements (including the risks of lender liability) may limit the ability of ART to effectively exercise such remedies.

    The right of a mortgage lender to convert its loan position into an equity interest may be limited or prevented by certain common law or statutory prohibitions.

    Possibility of Uninsured Loss on Uninsurable or Economically Uninsurable Properties. ART carries comprehensive liability, fire, extended coverage and rental loss insurance with respect to all of the improved real property that it owns, with policy specifications, insured limits and deductibles customarily carried for similar properties. There are, however, certain types of losses (such as losses arising from acts of war or relating to pollution) that are not generally insured because they are either uninsurable or not economically insurable. Should an uninsured loss or a loss in excess of insured limits occur, ART could lose its capital invested in a property, as well as the anticipated future revenue from such property and would continue to be obligated on any mortgage indebtedness or other obligations related to the
property.   Any such loss could adversely affect the financial condition and results of operations of ART.

    With respect to those properties in which ART holds an interest through a mortgage, as well as those properties owned by entities to whom ART makes unsecured loans, the borrowers will most likely be obligated to maintain insurance on such properties and to arrange for ART to be covered as a named insured on such policies. The face amount and scope of such insurance coverage may be less comprehensive than ART would carry if it held the fee interest in such property. Accordingly, in such circumstances, or in the event that the borrowers fail to maintain required coverage, uninsured or underinsured losses may occur, which could have an adverse impact on ART's cash flow or financial condition.

    Costs of Compliance with the Americans with Disabilities Act and Similar Laws. Under the Americans with Disabilities Act of 1980 (the "ADA"), places of public accommodations and commercial facilities are required to meet certain federal requirements related to access and use by disabled persons. Compliance with ADA requirements could require both structural and non-structural changes to the properties in which ART invests and noncompliance could result in imposition of fines by the United States government or an award of damages to private litigants. Although management of ART believes that its properties are substantially in compliance with present requirements of the ADA, ART may incur additional costs of compliance in the future. A number of additional Federal, state and local laws exist which impose further burdens or restrictions on owners with respect to access by disabled persons and may require modifications to properties in which ART invests, or restrict certain further renovations thereof. The ultimate amount of the cost of compliance with the ADA or other such laws is not currently ascertainable. While such costs are not expected to have a material effect on ART, they could be substantial. If required changes involve greater expense than ART currently anticipates, ART's financial condition and results of operations could be adversely affected.

    Potential Environmental Liability Affecting ART. Under various Federal, state and local environmental laws, ordinances and regulations, an owner of real estate may be liable for the costs of removal or remediation of certain hazardous or toxic substances on such property. These laws often impose environmental liability without regard to whether the owner knew of, or was responsible for, the presence of such hazardous or toxic substances. The presence of such substances, or the failure properly to remediate such substances, may adversely affect the owner's ability to sell or rent the property or to borrow using the property as collateral. Persons who arrange for the disposal or treatment of hazardous or toxic substances may also be liable for the costs of removal or remediation of such substances at a disposal or treatment facility, whether or not such facility is owned or operated by such person. Certain laws impose liability for release of asbestos- containing materials ("ACMs") into the air and third parties may seek recovery from owners or operators of real properties for personal injury associated with ACMs. In connection with the ownership (directly or indirectly through its lending activities), operation, management and development of real properties, ART may be considered an owner or operator of such properties or as having arranged for the disposal or treatment of hazardous or toxic substances and, therefore, potentially liable for removal or remediation costs, as well as for certain other related costs, including governmental fines and injuries to persons and property.

    ART's management is not aware of any environmental matters affecting its properties or investments that would have a material adverse effect on ART's business, assets or results of operations.

    No assurance can be given that existing environmental assessments with respect to any of ART's properties reveal all environmental liabilities, that any prior owner of a property did not create any material environmental condition not known to ART, or that a material environmental condition does not otherwise exist with respect to any one or more properties of ART.

    Noncompliance with Other Laws. Real estate properties are also subject to various Federal, state and local regulatory requirements, such as state and local fire and life safety requirements. Failure to comply with these requirements could result in the imposition of fines by governmental authorities or awards of damages to private litigants. ART believes that its properties are currently in material compliance with all such regulatory requirements. However, there can be no assurance that these requirements will not be changed or that new requirements will not be imposed which would require significant unanticipated expenditures by ART and could have an adverse effect on ART's results of operations.

    Changes in Laws. Increases in real estate taxes, income taxes and service or other taxes generally are not passed through to tenants under existing leases and may adversely affect ART's cash flow from operations and its ability to make distributions to shareholders. Similarly, changes in laws increasing the potential liability for environmental conditions existing on properties or increasing the restrictions on discharges or other conditions may result in significant unanticipated expenditures, which would adversely affect ART's funds from operations and thus its ability to make payments on its outstanding indebtedness and to make distributions to its shareholders.

    Dependence on Key Personnel. ART will be dependent on the efforts of its executive officers and the executive officers of BCM, an affiliate of and advisor to ART. While ART believes that it and BCM could find replacements for these key personnel, the loss of their services may have a temporary adverse effect on the operations of ART. Only Randall M. Paulson, the President of BCM, has an employment agreement with BCM. None of the other officers has entered or is expected to enter into employment agreements with ART or BCM.

                       RATIO OF EARNINGS TO FIXED CHARGES

    The following table summarizes the ratio of ART's earnings to combined fixed charges and preferred stock dividends for each of the five fiscal years of ART ended December 31, 1997:



                                                   Year Ended December 31,
                                           1997       1996      1995      1994      1993
                                           ----       ----      ----      ----      ----
RATIO OF EARNINGS TO COMBINED FIXED
   CHARGES AND PREFERRED STOCK DIVIDENDS     *          *         *         *         *

* Earnings were inadequate to cover fixed charges and preferred stock dividends by $8,474,000, $4,819,000, $189,000, $1,390,000 and $4,923,000 in 1997, 1996,
1995, 1994 and 1993, respectively.

                                USE OF PROCEEDS

    ART will not receive any of the proceeds from the sale of the ART Preferred Shares by the Selling Security Holders.


                            SELLING SECURITY HOLDERS

         Simon, Doyle, the Trust, LLPM, Summit and Sutter are the "Selling Security Holders". None of the Selling Security Holders has had any position, office, or other material relationship with ART, ART's predecessors or ART's affiliates within the three years preceding this Prospectus.

         Because this offering of ART Preferred Shares is not being underwritten on a firm commitment basis, no estimate can be given as to the number or percentage of ART Preferred Shares which will be held by the Selling Security Holders upon termination of this offering. See "Plan of Distribution."

         The following table shows the names of the Selling Security Holders and the number of ART Preferred Shares being offered by each of them. After completion of the offering, assuming all of the ART Preferred Shares being offered hereby are sold and assuming that the Selling Security Holders do not acquire additional ART Preferred Shares, the Selling Security Holders will own the number of ART Preferred Shares set forth below.



                                   Number of ART              Number of ART               Number of ART
                              Preferred Shares Owned         Preferred Shares        Preferred Shares Owned
  Selling Security Holder      Prior to the Offering          Being Offered            After This Offering
  -----------------------      ---------------------          -------------            -------------------
 Simon                                100,000                 Up to 100,000                    --

 Doyle                                50,000                   Up to 50,000                    --

 The Trust                            100,000                 Up to 100,000                    --

 LLPM                                 50,566                   Up to 50,566                    --

 Summit                               27,507                   Up to 27,507                    --

 Sutter                               27,582                   Up to 27,582                    --



                              PLAN OF DISTRIBUTION

         This Prospectus, as appropriately amended or supplemented, may be used from time to time principally by persons who have received ART Preferred Shares in connection with acquisitions by ART of securities and assets held by such persons, or their transferees, and who wish to offer and sell such ART Preferred Shares (such persons are herein referred to as "Selling Security Holders") in transactions in which they and any broker-dealer through whom such shares are sold may be deemed to be Underwriters within the meaning of the Securities Act. ART will receive none of the proceeds from any such sales. There presently are no arrangements or understandings, formal or informal, pertaining to the distribution of the ART Preferred Shares described herein. Upon ART being notified by a Selling Security Holder that any material arrangement has been entered into with a broker-dealer for the sale of shares of ART Preferred Shares bought through a block trade, special offering, exchange distribution or secondary distribution, a supplemented

Prospectus will be filed, pursuant to Rule 424(b) under the Securities Act, setting forth (i) the name of each Selling Security Holder and the participating broker-dealer(s), (ii) the number of shares involved, (iii) the price at which the shares were sold, (iv) the commissions paid or the discounts allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out in this Prospectus and (vi) other facts material to the transaction.


         [Selling Security Holders may sell the ART Preferred Shares being offered hereby from time to time in transactions (which may involve crosses and block transactions) on the New York Stock Exchange ("NYSE"), in negotiated transactions or otherwise, at market prices prevailing at the time of the sale or at negotiated prices. Selling Security Holders may sell some or all of the shares in transactions involving broker-dealers, who may act solely as agent and/or may acquire shares as principal. Broker-dealers participating in such transactions as agent may receive commissions from Selling Security Holders (and, if they act as agent for the purchaser of such shares, from such purchaser), such commissions computed in appropriate cases in accordance with the applicable rules of the NYSE, which commissions may be at negotiated rates where permissible under such rules. Participating broker-dealers may agree with Selling Security Holders to sell a specified number of shares at a stipulated price per share and, to the extent such broker-dealer is unable to do so acting as an agent for the Selling Security Holder, to purchase as principal any unsold shares at the price required to fulfill the broker-dealer's commitment to Selling Security Holders. In addition or alternatively, shares may be sold by Selling Security Holders and/or by or through other broker-dealers in special offerings, exchange distributions or secondary distributions pursuant to and in compliance with the governing rules of the NYSE, and in connection therewith commissions in excess of the customary commission prescribed by such governing rules may be paid to participating broker-dealers, or, in the case of certain secondary distributions, a discount or concession from the offering price may be allowed to participating broker-dealers in excess of the customary commission. Broker-dealers who acquire shares as principal may thereafter resell such shares from time to time in transactions (which may involve crosses and block transactions and which may involve sales to or through other broker-dealers, including transactions of the nature described in the preceding two sentences) on the NYSE, in negotiated transactions or otherwise, at market prices prevailing at the time of sale or at negotiated prices, and in connection with such resales may pay to or receive commissions from the purchaser of such shares.]


         ART may agree to indemnify each Selling Security Holder as an Underwriter under the Securities Act against certain liabilities, including liabilities arising under the Securities Act. Each Selling Security Holder may indemnify any broker-dealer that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act.

         The Selling Security Holders may resell the shares offered hereby only if such securities are qualified for sale under applicable state securities or "blue sky" laws or exemptions from such registration and qualification requirements are available.

                               DESCRIPTION OF ART

         ART, a Georgia corporation, is the successor to a District of Columbia business trust organized pursuant to a declaration of trust dated July 14, 1961. The business trust merged into ART on June 24, 1988. ART invests in equity interests in real estate (including equity securities of real estate-related entities), leases, joint venture development projects and partnerships and finances real estate and real estate activities through investments in mortgage loans. ART has invested in private and open market purchases in the equity securities of CMET, IORI, TCI and NRLP.

         The ART Board has broad authority under ART's governing documents to make all types of real estate investments, including mortgage loans and equity real estate investments, as well as investments in the securities of other entities, whether or not such entities are engaged in real estate-related activities.

         Although the ART Board is directly responsible for managing the affairs of ART and for setting the policies which guide it, the day-to-day operations of ART are performed by BCM, an affiliate of and advisor to ART. BCM is a contractual advisor under the supervision of the ART Board. The duties of BCM include, among other things, locating, investigating, evaluating and recommending real estate and mortgage note investment and sales opportunities, as well as financing and refinancing sources for ART. BCM also serves as a consultant in connection with ART's business plan and investment policy decisions made by the ART Board.

         BCM, an affiliate of and advisor to ART, is a company owned by a trust for the benefit of the children of Gene E. Phillips, the Chairman of the Board and a Director of ART until November 16, 1992. Gene E. Phillips served as a director of BCM until December 22, 1989 and as Chief Executive Officer of BCM until September 1, 1992. Gene E. Phillips currently serves as a representative of the trust that owns BCM for the benefit of his children and, in such capacity, Gene E. Phillips has substantial contact with the management of BCM and input with respect to BCM's performance of advisory services to ART. Ryan
T. Phillips, the son of Gene E. Phillips and a Director of ART until June 4, 1996, is also a director of BCM and a trustee of the trust which owns BCM for the benefit of the children of Gene E.

Phillips. As of January 22, 1999, BCM owned 5,730,672 ART Common Shares, representing approximately 53.3% of the ART Common Shares then outstanding.
BCM has been providing advisory services to ART since February 6, 1989. BCM also serves as advisor to CMET, IORI and TCI. Karl L. Blaha, Randall M. Paulson, Bruce A. Endendyk, Steven K. Johnson and Thomas A. Holland, executive officers of ART, are also executive officers of CMET, IORI and TCI. Karl L. Blaha also serves as a Director of ART and as the sole director of SAMI, the managing general partner of Syntek Asset Management, L.P. ("SAMLP"), the general partner of NRLP and National Operating, L.P. ("NOLP"), the operating partnership of NRLP. On December 18, 1998, SAMLP withdrew as general partner of NRCP and NOLP and NRLP Management Corp. ("NMC"), a wholly-owned subsidiary of ART, was elected successor general partner. Mr. Blaha serves as a director of NMC. Gene E. Phillips is also a general partner until December 18, 1998, of SAMLP and served as a director and Chief Executive Officer of SAMI until May 15, 1996. SAMI is a company owned by BCM. BCM performs certain administrative functions for NRLP and NOLP on a cost reimbursement basis.


         Gene E. Phillips is the former chairman of Southmark Corporation ('Southmark"), a real estate syndicator and parent of San Jacinto Savings Association ("San Jacinto"). As a result of a deadlock on Southmark's Board of Directors, Mr. Phillips, among others, reached an agreement whereby he resigned his positions with Southmark and certain of Southmark's subsidiaries and affiliates in January 1989. Southmark filed a voluntary petition in bankruptcy under Chapter 11 of the United States Bankruptcy Code in July 1989. In November 1990, San Jacinto was placed under conservatorship of the Resolution Trust Corporation (the "RTC") by federal banking authorities. In December 1990, San Jacinto was converted into a Federal Association and placed in receivership. Mr. Phillips has been named as a defendant in a number of lawsuits brought by the RTC and private plaintiffs in which the allegations made against Mr. Phillips included breach of fiduciary duty and other misconduct, which allegations were denied by Mr. Phillips. These actions have been dismissed or settled. Mr. Phillips reviews proposals for the acquisition or disposition of assets and provides advice to BCM's management on financing transactions and other material business matters relating to the entities advised by BCM. However, Mr. Phillips is not an officer or director of BCM or any of the entities BCM advises.

         Since February 1, 1990, affiliates of BCM have provided property management services to ART. Currently, Carmel Realty Services, Ltd. ("Carmel, Ltd.") provides such property management services. Carmel, Ltd. subcontracts with other entities for the provision of the property-level management services to ART at various rates. The general partner of Carmel, Ltd. is BCM. The limited partners of Carmel, Ltd. are (i) First Equity which is 50% owned by BCM, (ii) Gene E. Phillips, and (iii) a trust for the benefit of the children of Gene E. Phillips. Carmel, Ltd. subcontracts the property-level management of ART's hotels, shopping centers, office buildings and the Denver Merchandise Mart to Carmel Realty, Inc. ("Carmel Realty") which is a company owned by First Equity. Carmel Realty is entitled to receive property and construction management fees and leasing commissions in accordance with the terms of its property-level management agreement with Carmel, Ltd.

         Affiliates of BCM are also entitled to receive real estate brokerage commissions in accordance with the terms of the advisory agreement between ART and BCM.

         ART has no employees itself, but Pizza World Supreme, Inc., a wholly-owned food service subsidiary of ART has approximately 790 employees as of June 30, 1998. Employees of BCM render services to ART.

         ART's principal offices are located at 10670 North Central Expressway, Suite 300, Dallas, Texas 75231. ART's telephone number is (214) 692-4700.

                         EXECUTIVE COMPENSATION OF ART

         ART itself has no employees, payroll or employee benefit plans and pays no compensation to executive officers of ART. The Directors and executive officers of ART who are also officers or employees of BCM are compensated by BCM. Such affiliated Directors and executive officers of ART perform a variety of services for BCM and the amount of their compensation is determined solely by BCM. BCM does not allocate the cash compensation of its officers among the various entities for which it serves as advisor.

         The only direct remuneration paid by ART is to those Directors who are not officers or employees of BCM or its affiliated companies (the "Independent Directors"). Until April 1, 1998, ART compensated such Independent Directors at a rate of $5,000 per year, plus $500 per meeting attended and $300 per Audit Committee meeting attended. During 1997, $48,673 was paid to Independent Directors in total Directors' fees for all meetings, as follows: Dale A. Crenwelge, $15,400; Al Gonzalez, $13,100; and Cliff Harris, $5,333. Effective April 1, 1998, ART compensates Independent Directors at the rate of $20,000 per year, plus $300 per Committee meeting attended. In addition, the Chairman of the Audit Committee receives an annual fee of $500.

         In September 1997, the ART Board, including all of the Independent Directors, approved ART's 1997 Stock Option Plan (the "Plan"). The Plan was approved by the ART stockholders at ART's annual meeting on January 19, 1998. The Plan is intended principally as an incentive for and as a means of encouraging ownership of ART Common Shares, by eligible persons, including certain Directors and officers of ART. Options may be granted either as incentive stock options (which qualify for certain favorable tax treatment), or as non-qualified stock options. Incentive stock options cannot be granted to, among others, persons who are not employees of ART, or of any parent or subsidiary of ART, or to persons who fail to satisfy certain criteria concerning ownership of less than 10% of the shares of ART. The Plan is administered by the Stock Option Committee, which currently consists of the three Independent Directors of ART. The exercise price per share of an option will not be less than 100% of the fair market value per share on the date of grant thereof. ART receives no consideration for the grant of an option. As of October 30, 1998, there were 272,750 stock options outstanding under the Plan.


                              THE BUSINESS OF ART


         ART, a Georgia corporation, is the successor to a District of Columbia business trust. ART elected to be treated as a REIT under Sections 856 through 860 of the Code, during the period July 1, 1987 through December 31, 1990. ART allowed its REIT tax status to lapse in 1991.

         ART's primary business is investing in equity interests in real estate (including equity securities of real estate-related entities), leases, joint venture development projects and partnerships and financing real estate and real estate activities through investments in mortgage loans, including first, wraparound and junior mortgage loans. The ART Board has broad authority under ART's governing documents to make all types of real estate investments, including mortgage loans and equity real estate investments, as well as investments in the securities of other entities, whether or not such entities are engaged in real estate-related activities. ART does not have a policy limiting the amount or percentage of assets that may be invested in any particular property or type of property or in any geographic area. ART's governing documents do not contain any limitation on the amount or percentage of indebtedness ART may incur.

         ART, through its wholly owned subsidiary Pizza World Supreme, Inc. ("PWSI"), also operates and franchises pizza parlors featuring pizza delivery, carry-out and dine-in under the trademark "Me-N-Ed's" in California and Texas. The first Me-N-Ed's pizza parlor opened in 1962. At September 30, 1998, there were 57 Me-N-Ed's pizza parlors in operation, consisting of 51 owned and six franchised pizza parlors, seven of the owned pizza parlors were in Texas and the remainder in California.

         ART's businesses are not seasonal. With regard to real estate investments, ART is seeking both current income and capital appreciation.
ART's plan of operation is to continue, to the extent its liquidity permits, to make equity investments in income producing real estate such as apartment complexes and commercial properties or equity securities of real estate-related entities and to continue to service and hold for investment its mortgage notes. ART also intends to pursue higher risk, higher reward investments, such as developed, partially developed and undeveloped land where it can obtain financing of substantially all of a property's purchase price. ART intends to seek selected dispositions of certain of its assets, in particular certain of its land holdings, where the prices obtainable for such assets justify their disposition. ART intends to continue to service and hold for investment its mortgage notes. ART also intends to pursue its rights vigorously with respect to mortgage notes receivable that are in default.

         ART may purchase or lease properties for long-term investment, develop or redevelop its properties or sell such properties, in whole or in part, when circumstances warrant. ART currently participates and may continue to participate with other entities in property ownership, through joint ventures or other types of co-ownership. Equity investments may be subject to existing mortgage financing and other indebtedness that have priority over ART's equity interest.

         ART may repurchase or otherwise reacquire ART Common Shares, Special Stock (as defined under "Description of the Capital Stock of ART -- General") or other securities and may also invest in securities of other entities engaged in real estate activities or securities of other issuers. ART may invest in the securities of other issuers in connection with acquisitions of indirect interests in real estate (normally general or limited partnership interests in special purpose partnerships owning one or more properties). ART may in the future acquire all or substantially all of the securities or assets of real estate investment trusts, management companies or similar entities where such investments would be consistent with its investment policies. ART may also invest in securities of other issuers from time to time for the purpose of exercising control. It is not intended that ART's investments in securities will require it to register as an "investment company" under the Investment Company Act of 1940, as amended, and it is intended that ART would divest securities before any such registration would be required.

         The ART Board may devote available assets to particular investments or types of investments, without restriction on the amount or percentage of ART's assets that may be so devoted to a single investment or to any particular type of investment, and without limit on the percentage of securities of any one issuer that ART may acquire. ART's investment objectives and policies may be changed at any time by the ART Board without the approval of ART's stockholders. See

"Risk Factors -- Correlation between the Value of the ART Preferred Shares and the Success of ART's Business -- Changes in ART's Policies Without Stockholder Approval."

         To the extent that the ART Board determines to seek additional capital, ART may raise such capital through additional equity offerings, debt financing or retention of cash flow, or a combination of these methods. If the ART Board determines to raise additional equity capital, it may, without stockholder approval, issue additional ART Common Shares or Special Stock up to the amount of its authorized capital in any manner (and on such terms and for such consideration) as it deems appropriate, including in exchange for property. Such securities may be senior to the outstanding ART Common Shares and may include additional series of Special Stock (which may be convertible into ART Common Shares). Existing stockholders of ART will have no preemptive right to purchase shares in any subsequent offering of securities by ART, and any such offering could cause a dilution of a stockholder's investment in ART.

         To the extent that the ART Board determines to obtain additional debt financing, ART intends to do so generally through mortgages on properties.
Such mortgages may be recourse, non-recourse or cross-collateralized. ART does not have a policy limiting the number or amount of mortgages that may be placed on any particular property, but mortgage financing instruments usually limit additional indebtedness on such properties. ART may also borrow funds through bank borrowings, publicly and privately placed debt instruments, or purchase money obligations to the sellers of properties, any of which indebtedness may be unsecured or may be secured by any or all of the assets of ART or any existing or new property-owning entity in which ART holds an interest and may have full or limited recourse to all or any portion of the assets of ART, or any such existing or new property-owning entity.

         ART may seek to obtain unsecured or secured lines of credit or may determine to issue debt securities (which may be convertible into capital stock or be accompanied by warrants to purchase capital stock), or to sell or securitize its receivables. The proceeds from any borrowings may be used to finance acquisitions, to develop or redevelop properties, to refinance existing indebtedness or for working capital or capital improvements. ART also may determine to finance acquisitions through the exchange of properties or issuance of additional ART Preferred Shares, ART Common Shares, Special Stock or other securities.

         ART has made and may in the future make loans to joint ventures or other entities in which it participates. ART does not intend to engage in (i) trading, underwriting or agency distribution or sale of securities of other issuers and (ii) the active trade of loans and investments, other than in connection with acquisitions of additional interests in CMET, IORI, TCI and NRLP.

         Except as required under the Exchange Act, and the rules and regulations of the NYSE, ART is not required to make annual or other reports to its securityholders.

         The specific composition of ART's real estate and mortgage notes receivable portfolios from time to time depends largely on the judgment of ART's management as to changing investment opportunities and the level of risk associated with specific investments or types of investments. ART's management intends to continue to maintain real estate and mortgage notes receivable portfolios diversified by location and type of property. In addition to its equity investments in real estate and mortgage notes, ART has also invested in private and open market purchases of the equity securities of CMET, IORI, TCI and NRLP.



                    DESCRIPTION OF THE CAPITAL STOCK OF ART

GENERAL

         ART is authorized by its Articles of Incorporation, as amended, to issue up to 100,000,000 ART Common Shares and 20,000,000 shares of a special class of stock, $2.00 par value per share (the "Special Stock"), which may be designated by the ART Board from time to time. The ART Preferred Shares are a series of the Special Stock.

ART PREFERRED SHARES

         On August 13, 1997, the ART Board designated and authorized the issuance of a total of 7,500,000 ART Preferred Shares with a par value of $2.00 per share and a preference on liquidation of $10.00 per share plus payment of accrued and unpaid dividends. On October 23, 1998, the ART Board authorized the issuance of an additional 7,500,000 ART Preferred Shares, thereby increasing the total number of authorized and issued ART Preferred Shares to 15,000,000. The ART Preferred Shares are non-voting except (i) as provided by law, (ii) with respect to an amendment to ART's articles of incorporation or bylaws that would materially alter or change the existing terms of the ART Preferred Shares, and (iii) at any time or times when all or any portion of the dividends on the ART Preferred Shares for any six quarterly dividends, whether or not consecutive, shall be in arrears and unpaid. In the latter event, the number of directors constituting the board of directors of ART shall be increased by two and the holders of ART Preferred Shares, voting separately as a class, shall be entitled to elect two directors to fill such newly created directorships with each holder being entitled to one vote in such election for each share of ART Preferred Shares held. ART is not obligated to maintain a sinking fund with respect to the ART Preferred Shares.

         The ART Preferred Shares are convertible, at the option of the holder, into ART Common Shares at any time and from time to time, in whole or in part, after the earliest to occur of (i) August 15, 2003; (ii) the first business day, if any, occurring after a Quarterly Dividend Payment Date (as defined below), on which an amount equal to or in excess of 5% of the $10.00 liquidation value (i.e., $.50 per ART Preferred Share) is accrued and unpaid, or (iii) when ART becomes obligated to mail a statement, signed by an officer of ART, to the holders of record of each of the ART Preferred Shares because of a proposal by ART at any time before all of the ART Preferred Shares have been redeemed by or converted into ART Common Shares, to merge or consolidate with or into any other corporation (unless ART is the surviving entity and holders of ART Common Shares continue to hold such ART Common Shares without modification and without receipt of any additional consideration), or to sell, lease, or convey all or substantially all its property or business, or to liquidate, dissolve or wind up. The ART Preferred Shares are convertible into that number of shares of ART Common Shares obtained by multiplying the number of shares being converted by $10.00, then adding all accrued and unpaid dividends, then dividing such sums by (in most instances) 90% of the simple average of the daily closing price of the ART Common Shares for the 20 business days ending on the last business day of the calendar week immediately preceding the date of conversion on the principal stock exchange on which such ART Common
Shares are then listed (the "Conversion Price").   Notwithstanding the
foregoing, ART, at its option, may elect to redeem any ART Preferred Shares sought to be so converted by paying the holder of such ART Preferred Shares cash in an amount equal to the Conversion Price.

         The ART Preferred Shares bear a cumulative, compounded dividend per share equal to 10% per annum of the Adjusted Liquidation Value, payable on each Quarterly Dividend Payment Date, and commencing accrual on the date of issuance to and including the date on which the redemption price of such shares is paid, whether or not such dividends have been declared and whether or not there are profits, surplus or other funds of ART legally available for the payment of such dividends. Dividends on the ART Preferred Shares are in preference to and with priority over dividends upon the ART Common Shares. Except as provided in the following sentence, the ART Preferred Shares rank on a parity as to dividends and upon liquidation, dissolution or winding up with all other Special Stock issued by ART. ART will not issue any shares of Special Stock of any series which are superior to the ART Preferred Shares as to dividends or rights upon liquidation, dissolution or winding up of the Corporation as long as any ART Preferred Shares are issued and outstanding, without the prior written consent of the holders of at least 66 2/3 %of such shares of the ART Preferred Shares then outstanding voting separately as a class. As of November 16, 1998, the outstanding Special Stock of ART consisted of 3,350,000 ART Preferred Shares, 16,681 shares of its Series C 10% Cumulative Preferred Stock (as described below), and 1,000 shares of its Series G Cumulative Convertible Preferred Stock (as described below).

         In addition to ART's redemption right in connection with conversions of ART Preferred Shares as described above, ART may redeem any or all of the ART Preferred Shares at any time and from time to time, at its option, for cash upon no less than 20 days nor more than 30 days prior notice thereof. The redemption price of the ART Preferred Shares shall be an amount per share equal to (i) 104% of the Adjusted Liquidation Value during the period from August 16, 1998 through August 15, 1999; and (ii)103% of the Adjusted Liquidation Value at any time on or after August 16, 1999. Each ART Preferred Share will be convertible, at the option of the holder, into fully paid and nonassessable ART Common Shares.

         The ART Preferred Shares constitute a new issue of securities with no established trading market. [While the ART Preferred Shares have been listed for trading on the NYSE, there can be no assurance that an active market for the ART Preferred Shares will develop or be sustained in the future on the NYSE]. See "Risk Factors -- ART Preferred Shares -- Possible Subsequent De-listing of the ART Preferred Shares."

ART COMMON SHARES


         All of the ART Common Shares are entitled to share equally in dividends from funds legally available therefor, when declared by the ART Board, and upon liquidation or dissolution of ART, whether voluntary or involuntary (subject to any prior rights of holders of the Special Stock), and to share equally in the assets of ART available for distributions to shareholders. Each holder of ART Common Shares is entitled to one vote for each share held on all matters submitted to the shareholders. There is no cumulative voting, redemption right, sinking fund provision or right of conversion with respect to the ART Common Shares. The holders of ART Common Shares do not have any preemptive rights to acquire additional ART Common Shares when issued. All outstanding ART Common Shares are fully paid and nonassessable. As of December 31, 1998, 10,758,624 ART Common Shares were outstanding.

SPECIAL STOCK

         The following is a description of certain general terms and provisions of the Special Stock, including the ART Preferred Shares, the Series C Preferred Stock, the Series D Preferred Stock, the Series E Preferred Stock, the Series G Preferred Stock and the Series H Preferred Stock.

         Article 5 of the Articles of Incorporation of ART, as amended, authorizes the issuance of up to 20,000,000 shares of Special Stock in one or more series with such preferences, limitations and rights as the ART Board determines. In particular, the ART Board may fix and determine, among other things, the dividend payable with respect to such shares of Special Stock (including whether and in what manner such dividend shall be accumulated); whether such shares shall be redeemable, and if so, the prices, terms and conditions of such redemption; the amount payable on such shares in the event of voluntary or involuntary liquidation; the nature of any purchase, retirement or sinking fund provisions; the nature of any conversion rights with respect to such shares; and the extent of the voting rights, if any, of such shares. Certain provisions of the Special Stock may, under certain circumstances, adversely affect the rights or interests of holders of ART Common Shares. For example, the ART Board could, without shareholder approval, issue a series of Special Stock with voting and conversion rights which could adversely affect the voting power of the common shareholders. In addition, the Special Stock may be issued under certain circumstances as a defensive device to thwart an attempted hostile takeover of ART.

         Through the date of this Prospectus/Proxy Statement, ART has amended its Articles of Incorporation to designate eight series of the Special Stock as described below. Each series of Special Stock now outstanding ranks on a parity as to dividends and upon liquidation, dissolution or winding up with all other shares of Special Stock.


         Series A Preferred Stock; Terminated Rights Plan. On April 11, 1990, the ART Board designated 500,000 shares of the Series A Cumulative Participating Preferred Stock (the "Series A Preferred Stock"), adopted a preferred share purchase rights plan and approved the distribution to shareholders of a dividend of one preferred share purchase right on each outstanding ART Common Share. On February 27, 1997, ART filed articles of amendment to its articles of incorporation reducing the number of authorized shares of Series A Preferred Stock to zero and eliminating such designation.


         Series B Preferred Stock. On April 3, 1996, the ART Board designated 4,000 shares of Series B Preferred Stock with a par value of $2.00 per share and a preference on liquidation of $100 per share plus payment of accrued and unpaid dividends. On May 27, 1998, ART filed articles of amendment to its articles of incorporation reducing the number of authorized shares of Series B Preferred Stock to zero and eliminating such designation.

         Series C Preferred Stock. On May 23, 1996, the ART Board designated 16,681 shares of Series C Preferred Stock with a par value of $2.00 per share and a preference on liquidation of $100 per share plus all accrued and unpaid dividends.


         ART redeemed all of the outstanding shares of Series C Preferred Stock at their liquidation value of $100 per share plus all accrued and unpaid dividends on November 24, 1998. On January 11, 1999, ART filed articles of amendment to its articles of incorporation reducing the number of authorized share of Series C Preferred Stock to zero and eliminating such designation.


         Series D Preferred Stock. The ART Board designated 91,000 shares of Series D Cumulative Preferred Stock (the "Series D Preferred Stock") on August 2, 1996, with a par value of $2.00 per share and a preference on liquidation of $20.00 per share plus payment of accrued and unpaid dividends. The Series D Preferred Stock is non-voting except as required by law and is not convertible. ART is not required to maintain a sinking fund for such stock.

         Each Share of Series D Preferred Stock has a cumulative dividend per share of 9.50% per annum of the $20.00 liquidation preference, payable quarterly in equal installments of $0.475. Dividends on the Series D Preferred Stock are in preference to and with priority over dividends upon the ART Common Shares. The Series D Preferred Stock ranks on a parity as to dividends and upon liquidation, dissolution or winding up with all other shares of Special Stock.


         ART may from time to time after June 1, 2001 redeem any or all of the Series D Preferred Stock upon payment of the liquidation value of $20.00 per share plus all accrued and unpaid dividends. There is no restriction on the repurchase or redemption of the Series D Preferred Stock by ART while there is any arrearage in payment of dividends except that at the time of such repurchase or redemption ART must pay all accrued and unpaid dividends on the shares being redeemed. As of December 31, 1998, there were no shares of Series D Preferred Stock issued or outstanding.


         The Series D Preferred Stock is reserved for issuance upon the conversion Class A units held by the limited partners of Ocean Beach Partners L.P.

         Series E Preferred Stock. On December 3, 1996, the ART Board designated 80,000 shares of Series E Cumulative Convertible Preferred Stock (the "Series E Preferred Stock") with a par value of $2.00 per share and a preference on liquidation of $100 per share plus payment of all accrued and
unpaid dividends.   The Series E Preferred Stock is non- voting except as
required by law. ART is not required to maintain a sinking fund for such stock.

         Each share of Series E Preferred Stock is convertible into that number of ART Common Shares obtained by multiplying the number of shares being converted by $100, then adding all accrued and unpaid dividends on such shares, then dividing such sum by (in most instances) 80% of the ART Common Share's then-recent average trading price for the 20 business days ending on the last business day of the calendar week immediately preceding the date of conversion on the principal stock exchange on which such ART Common Shares are then listed or admitted to trading as determined by ART. The schedule pursuant to which shares of Series E Preferred Stock may be so converted is as follows: up to 30,000 shares of the Series E Preferred Stock may be converted beginning as of November 4, 1998 and thereafter; up to an additional 10,000 shares of the Series E Preferred Stock may be converted beginning as of November 4, 1999; and up to an additional 40,000 shares of the Series E Preferred Stock may be converted beginning as of November 4, 2001.

         The Series E Preferred Stock bears a cumulative dividend per share equal to $10.00 per annum, payable quarterly in equal installments of $2.50 for the period from date of issuance to November 4, 1999, and $11.00 per annum ($2.75 per quarter) thereafter. Dividends on the Series E Preferred Stock are in preference to and with priority over dividends upon the ART Common Shares. The Series E Preferred Stock ranks on a parity as to dividends and upon liquidation, dissolution or winding up with all other shares of Special Stock.


         ART may redeem any or all of the shares of Series E Preferred Stock from time to time upon payment of $100.00 per share plus all accrued and unpaid dividends. There is no restriction on the repurchase or redemption of the Series E Preferred Stock by ART while there is any arrearage in payment of dividends except that at the time of such repurchase or redemption ART must pay all accrued and unpaid dividends on the shares being redeemed. As of December 31, 1998, there were no shares of Series E Preferred Stock issued or outstanding.


         The Series E Preferred Stock is reserved for issuance upon the conversion of Class A units held by the limited partners in the Valley Ranch Limited Partnership.

         Series G Preferred Stock. On September 18, 1997, the ART Board designated 11,000 shares of Series G Cumulative Convertible Preferred Stock (the "Series G Preferred Stock") with a par value of $2.00 per share and a preference on liquidation of $100 per share plus all accrued and unpaid dividends. On May 27, 1998, ART filed articles of amendment to its articles of incorporation increasing the number of authorized shares of Series G Preferred Stock from 11,000 to 12,000. The Series G Preferred Stock is non-voting except as required by the Georgia Business Code. The Georgia Business Code grants the holders of the outstanding shares of a class the authority to vote as a separate voting group on a proposed amendment if that amendment would effect a detrimental reclassification of the existing shares, create a new class with preferences over the existing shares, or cancel or otherwise affect the rights to distributions and dividends. ART is not required to maintain a sinking fund for such stock.

         Each share of Series G Preferred Stock is convertible, but only after October 6, 2000, into that number of ART Common Shares obtained by multiplying the number of shares of Series G Preferred Stock being converted by $100 and then dividing such sum by (in most instances) 90% of the simple average of the daily closing price of the ART Common Shares for the 20 trading days ending on the last trading day of the calendar week immediately preceding the conversion on the market where the ART Common Shares are then regularly traded. The right of conversion shall terminate upon receipt of the notice of redemption from ART and on the earlier of (i) the commencement of any liquidation, dissolution or winding up of ART or (ii) the adoption of any resolution authorizing the commencement thereof. ART may elect to redeem the shares of Series G Preferred Stock sought to be converted instead of issuing ART Common Shares.

         The Series G Preferred Stock bears a cumulative dividend per share equal to $10.00 per annum, payable in arrears in quarterly equal installments of $2.50 on each Quarterly Dividend Payment Date, and commencing accrual on the date of issuance to and including the date on which the redemption price of such shares is paid. Dividends on the Series G Preferred Stock are in preference to and with priority over dividends upon the ART Common Shares. The Series G Preferred Stock ranks on a parity as to dividends and upon liquidation, dissolution or winding up with all other shares of Special Stock.


         ART may redeem any or all of the shares of the Series G Preferred Stock at any time and from time to time, at its option, for cash upon no less than twenty (20) days nor more than thirty (30) days prior notice thereof. The redemption price of the shares of the Series G Preferred Stock shall be an amount per share equal to the $100 liquidation value plus all accrued and unpaid dividends on such shares through the redemption date. The right of ART to redeem shares of Series G Preferred Stock remains effective notwithstanding prior receipt by ART of notice by any holder of Series G Preferred Stock of such holder's intent to convert shares of Series G Preferred Stock. As of December 31, 1998 there were 1,000 issued and outstanding shares of Series G Preferred Stock.

         11,000 shares of Series G Preferred Stock have been reserved for issuance upon the conversion of Class A units held by the limited partners in Grapevine American, Ltd.

         Series H Preferred Stock. On June 26, 1998, the ART Board designated 231,750 shares of Series H Cumulative Convertible Preferred Stock (the "Series H Preferred Stock") with a par value of $2.00 per share and a preference on
liquidation of $10 per share plus all accrued and unpaid dividends.   The
Series H Preferred Stock is non-voting except as required by the Georgia Business Code. The Georgia Business Code grants the holders of the outstanding shares of a class the authority to vote as a separate voting group on a proposed amendment if that amendment would effect a detrimental reclassification of the existing shares, create a new class with preferences over the existing shares, or cancel or otherwise affect the rights to distributions and dividends. ART is not required to maintain a sinking fund for such stock.

         Each share of Series H Preferred Stock is convertible at the option of the holders thereof in the following amounts at any time on or after the respective dates (i) 25,000 shares on or after December 31, 2000, (ii) 25,000 shares on or after June 30, 2002, (iii) 25,000 shares on or after June 30, 2003, (iv) 25,000 shares on or after December 31, 2005, and (v) all remaining outstanding shares on or after December 31, 2006 into that number of ART Common Shares obtained by multiplying the number of shares of Series H Preferred Stock being converted by $10 and then dividing such sum by (in most instances) 90% of the simple average of the daily closing price of the ART Common Shares for the 20 trading days ending on the last trading day of the calendar week immediately preceding the conversion on the market where the ART Common Shares are then regularly traded. The right of conversion shall terminate upon receipt of the notice of redemption from ART and on the earlier of (i) the commencement of any liquidation, dissolution or winding up of ART or
(ii) the adoption of any resolution authorizing the commencement thereof. ART may elect to redeem the shares of Series H Preferred Stock sought to be converted instead of issuing shares of ART Common Stock.

         The Series H Preferred Stock bears a cumulative quarterly dividend per share in an amount equal to (i) 7% per annum during the period from issuance to June 30, 1999, (ii) 8% per annum during the period from July 1, 1999 to June 30, 2000, (iii) 9% per annum during the period from July 1, 2000 to June 30, 2001, and (iv) 10% per annum from July 1, 2001 and thereafter, in each case calculated on the basis of the adjusted liquidation value of the Series H Preferred Stock, payable in arrears in cash on each Quarterly Dividend Payment Date, and commencing accrual on the date of issuance to and including the date on which the redemption price of such shares is paid. Dividends on the Series H Preferred Stock are in preference to and with priority over dividends upon the ART Common Shares. The Series H Preferred Stock ranks on a parity as to dividends and upon liquidation, dissolution or winding up with all other shares of Special Stock.


         ART may redeem all or a portion of the shares of the Series H
Preferred Stock issued and outstanding at any time after January 1, 1999 and from time to time, at its option, for cash upon no less than twenty (20) days nor more than thirty (30) days prior notice thereof. The redemption price of the shares of the Series H Preferred Stock shall be an amount per share equal to the sum of (i) (a) 105% of liquidation value during the period from issuance through December 31, 1999; (b) 104% of liquidation value during the period from January 1, 2000 through December 31, 2000; (c) 103% of liquidation value during the period from January 1, 2001 through December 31, 2001; (d) 102% of liquidation value during the period from January 1, 2002 through December 31, 2002; (e) 101% of liquidation value during the period from January 1, 2003 through December 31, 2003; and (f) 100% of liquidation value from January 1, 2004 and thereafter, and (ii) all accrued and unpaid dividends on such shares through the redemption date. The right of ART to redeem shares of Series H Preferred Stock remains effective notwithstanding prior receipt by ART of notice by any holder of Series H Preferred Stock of such holder's intent to convert shares of Series H Preferred Stock. As of December 31, 1998 there were no issued or outstanding shares of Series H Preferred Stock.


         The Series H Preferred Stock is reserved for issuance upon the conversion of Class A units held by the limited partners in ART Palm, Ltd.

         The description of the foregoing provisions of each series of the Special Stock does not purport to be complete and is subject to and qualified in its entirety by reference to the definitive Articles of Amendment of the Articles of Incorporation relating to such series of Special Stock.



                                 LEGAL MATTERS

         Certain legal matters with respect to the ART Preferred Shares and the Common Stock into which it is convertible have been passed upon for ART by Holt Ney Zatcoff & Wasserman, LLP, Atlanta, Georgia.

                                    EXPERTS

         The financial statements and schedules incorporated by reference in this Prospectus have been audited by BDO Seidman, LLP, independent certified public accountants, to the extent and for the period set forth in their reports incorporated by reference herein and in the registration statement, and such reports are incorporated by reference herein in reliance upon the authority of said firm as experts in auditing and accounting.

NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH OTHER INFORMATION AND REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY ART. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF ART SINCE THE DATE HEREOF. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE REGISTERED SECURITIES TO WHICH IT RELATES. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL.

-----------------------

                               TABLE OF CONTENTS

                                                                                                                      PAGE
                                                                                                                      ----
Explanatory Note  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . i
Available Information . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . i
Incorporation of Certain Information
     by Reference . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . i
Summary of Terms  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
Risk Factors  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
Ratio of Earnings to Fixed Charges  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
Use of Proceeds . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
Selling Security Holders  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
Plan of Distribution  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
Description of ART  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
Executive Compensation of ART . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
The Business of ART . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
Description of the Capital Stock of ART . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
Legal Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
Experts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19




                                PREFERRED STOCK

                                  COMMON STOCK


                             AMERICAN REALTY TRUST,
                                      INC.


                               ------------------

                                   PROSPECTUS

                               ------------------



                                JANUARY 29, 1999

                                    PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         Set forth below is an estimate of the amount of fees and expenses to be incurred in connection with the issuance and distribution of the securities offered hereby, other than underwriting discounts and commissions.

 SEC Registration Fee                                        $     1,049.18

 Blue Sky Fees and Expenses                                             *
                                                             --------------
 Legal Fees and Expenses                                                *
                                                             --------------
 Accounting Fees and Expenses                                           *
                                                             --------------
 Printing and Engraving Expenses                                        *
                                                             --------------

           Total                                             $          *
                                                             ==============

* To be calculated at a later date.


ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Article Thirteen of the Articles of Incorporation of ART provides that, to the fullest extent permitted by Georgia law, as the same exists or may be hereafter be amended, no director of ART shall be personally liable to ART or the shareholders of ART for monetary damages for breach of the duty of care as a director, provided that Article Thirteen does not limit or eliminate liability arising or based upon (i) a breach of duty involving an appropriation of a business opportunity of ART; (ii) an act or omission not in good faith or involving intentional misconduct or a knowing violation of law; or (iii) a transaction from which the director derived an improper personal benefit. In addition, a director's liability will not be limited as to any payment of a dividend or approval of a stock repurchase that is illegal under Section 14-2-640 of the Georgia Business Corporation Code.

    Article Thirteen applies only to claims against a director arising out of his or her role as a director and not, if he or she is also an officer, his or her role as an officer or in any other capacity. In addition, Article Thirteen does not reduce the exposure of directors to liability under Federal securities laws.

    The Bylaws of ART require ART to indemnify any person who, by reason of the fact that he is or was a director of ART, is made or is threatened to be made a party to an action, including an action brought by ART or its shareholders.
The Bylaws provide that ART will indemnify such person against reasonably incurred expenses (including, but not limited to, attorneys' fees and disbursements, court costs, and expert witness fees), and against any judgments, fines and amounts paid in settlement, provided that ART shall not indemnify such person under circumstances in which the Georgia Business Corporation Code, as in effect from time to time, would not allow indemnification.

    The Bylaws of ART give the ART Board the power to cause ART to provide to officers, employees and agents of ART all or any part of the right to indemnification afforded to directors of ART as set forth in the Bylaws, subject to the conditions, limitations and obligations therein, upon a resolution to that effect identifying such officer, employee or agent and specifying the particular rights provided.

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of ART pursuant to the foregoing provisions, ART has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

ITEM 16. EXHIBITS

         1.1   -- Underwriting Agreement(2)
         2.1   -- Plan of Acquisition, Reorganization, Arrangement, Liquidation or Succession(2)
         3.1   -- Amended and Restated Articles of Amendment of the Articles
                    of Incorporation of American Realty Trust, Inc. setting
                    forth the Certificate of Designations, Preferences and
                    Relative Participating or Optional or Other Special Rights,
                    and Qualifications, Limitations or Restrictions thereof of
                    Series F Cumulative Convertible Preferred Stock of American
                    Realty Trust, Inc. dated as of October 23, 1998(5)
         4.1   -- Instruments defining the rights of security holders (included in Exhibit 3.1)(5)
         5.1   -- Opinion of Holt Ney Zatcoff & Wasserman, LLP as to the legality of the
                    Preferred Stock being offered(1)
         8.1   -- Opinion of Andrews & Kurth L.L.P. regarding tax matters(3)
         12.1  -- Statement re: computation of ratios(2)
         15.1  -- Letter re: unaudited interim financial information(2)
         23.1  -- Consent of BDO Seidman, LLP (American Realty Trust, Inc.)(6)
         23.2  -- Consent of BDO Seidman, LLP (Continental Mortgage and Equity Trust)(6)
         23.3  -- Consent of BDO Seidman, LLP (Income Opportunity Realty Investors, Inc.)(6)
         23.4  -- Consent of BDO Seidman, LLP (Transcontinental Realty Investors, Inc.)(6)
         23.5  -- Consent of BDO Seidman, LLP (National Realty, L.P.)(6)
         23.6  -- Consent of Holt Ney Zatcoff & Wasserman, LLP(3)
         24.1  -- Power of Attorney(7)
         25.1  -- Statement of Eligibility of Trustee(2)
         26.1  -- Invitation for Competitive Bids(2)
         29.1  -- Financial Data Schedule(4)

----------

(1) Incorporated by reference to Post-Effective Amendment No. 1 to the Registrant's Registration Statement No. 333-21583 filed with the Commission on September 8, 1997.
(2)  Not applicable.
(3) Filed as an Exhibit to the Registrant's Registration Statement on Form S-4 (No. 333-43777), as filed with the Commission on January 6, 1998 and incorporated by reference therein.
(4) Filed as an Exhibit to the Registrant's Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 1998, as filed with the Commission on November 16, 1998 and incorporated by reference therein.
(5) Filed as an Exhibit to the Registrant's Amendment No. 3 to Registration Statement on Form S-4 (No. 333-43777), as filed with the Commission on December 2, 1998 and incorporated by reference therein.
(6)  Filed herewith.
(7)  Power of Attorney set forth on Page II-4 hereof.


ITEM 17. UNDERTAKINGS

(a)  The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the charges in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

          Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if this Registration Statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post- effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     (d) For purposes of determining any liability under the 1933 Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in the form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the 1933 Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

     (e) For the purpose of determining any liability under the 1933 Act, each post-effective-amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


       Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Dallas, State of Texas, on the 29th day of January, 1999.


                                        AMERICAN REALTY TRUST, INC.


                                        By: /s/ Karl L. Blaha
                                            ---------------------------------
                                        Karl L. Blaha,
                                        President (Principal Executive Officer)

                               POWER OF ATTORNEY

    Each person whose signature appears below constitutes and appoints Karl L. Blaha his true and lawful attorney-in- fact and agent, with full power of substitution and resubstitution, for him in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Amendment No. 2 to the Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully as to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in- fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

    Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 2 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


                      SIGNATURE                                    TITLE                         DATE
                      ---------                                    -----                         ----
  /s/ Karl L. Blaha                                    President (Principal Executive    January 29, 1999
 -------------------------------------------------         Officer) and Director
                    Karl L. Blaha

                         *                                        Director               January 29, 1999
 -------------------------------------------------
                     Roy E. Bode

                                                                  Director               January 29, 1999
 -------------------------------------------------
                  Collene C. Currie

                         *                                        Director               January 29, 1999
 -------------------------------------------------
                     Al Gonzalez


                                                                  Director               January 29, 1999
 -------------------------------------------------
                    Cliff Harris

                         *                              Executive Vice President and     January 29, 1999
 -------------------------------------------------        Chief Financial Officer
                  Thomas A. Holland                    (Principal Accounting Officer)



*By:      /s/ Karl L. Blaha
     ----------------------------------------
    Karl L. Blaha, Attorney-in-Fact

                               INDEX TO EXHIBITS

EXHIBIT
NUMBER                   DESCRIPTION
------                   -----------
 1.1           -- Underwriting Agreement(2)
 2.1           -- Plan of Acquisition, Reorganization, Arrangement, Liquidation or Succession(2)
 3.1           -- Amended and Restated Articles of Amendment of the Articles
                    of Incorporation of American Realty Trust, Inc. setting
                    forth the Certificate of Designations, Preferences and
                    Relative Participating or Optional or Other Special Rights,
                    and Qualifications, Limitations or Restrictions thereof of
                    Series F Cumulative Convertible Preferred Stock of American
                    Realty Trust, Inc. dated as of October 23, 1998(5)
 4.1           -- Instruments defining the rights of security holders (included in Exhibit 3.1)(5)
 5.1           -- Opinion of Holt Ney Zatcoff & Wasserman, LLP as to the legality of the
                    Preferred Stock being offered(1)
 8.1           -- Opinion of Andrews & Kurth L.L.P. regarding tax matters(3)
 12.1          -- Statement re: computation of ratios(2)
 15.1          -- Letter re: unaudited interim financial information(2)
 23.1          -- Consent of BDO Seidman, LLP (American Realty Trust, Inc.)(6)
 23.2          -- Consent of BDO Seidman, LLP (Continental Mortgage and Equity Trust)(6)
 23.3          -- Consent of BDO Seidman, LLP (Income Opportunity Realty Investors, Inc.)(6)
 23.4          -- Consent of BDO Seidman, LLP (Transcontinental Realty Investors, Inc.)(6)
 23.5          -- Consent of BDO Seidman, LLP (National Realty, L.P.)(6)
 23.6          -- Consent of Holt Ney Zatcoff & Wasserman, LLP(3)
 24.1          -- Power of Attorney(7)
 25.1          -- Statement of Eligibility of Trustee(2)
 26.1          -- Invitation for Competitive Bids(2)
 29.1          -- Financial Data Schedule(4)

----------

(1) Incorporated by reference to Post-Effective Amendment No. 1 to the Registrant's Registration Statement No. 333-21583 filed with the Commission on September 8, 1997.
(2) Not applicable.
(3) Filed as an Exhibit to the Registrant's Registration Statement on Form S-4 (No. 333-43777), as filed with the Commission on January 6, 1998 and incorporated by reference therein.
(4) Filed as an Exhibit to the Registrant's Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 1998, as filed with the Commission on November 16, 1998 and incorporated by reference therein.
(5) Filed as an Exhibit to the Registrant's Amendment No. 3 to Registration Statement on Form S-4 (No. 333-43777), as filed with the Commission on December 2, 1998 and incorporated by reference therein.
(6) Filed herewith.
(7) Power of Attorney set forth on Page II-4 hereof.